EXHIBIT 99.1

For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. Announces Increase in Share Repurchase Authority

Chicago, IL, March 7, 2007 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that, pursuant to previously granted authority by its Board of Directors increasing the Company’s share repurchase authority, the Company may repurchase up to an aggregate of 500,000 shares of its outstanding common stock, which represents approximately 2.3% of the approximately 22.0 million common shares currently outstanding. The Company previously had approximately 223,000 shares remaining available for repurchase under the Board’s existing authorization as of December 31, 2006.

The shares may be purchased from time to time in the open market or in privately negotiated transactions as market conditions warrant. Shares repurchased will be available for general corporate purposes.

PrivateBancorp, Inc. was organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors for their personal and professional interests. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had total assets of $4.3 billion as of December 31, 2006, has 18 banking offices located in the Chicago, Detroit, Milwaukee, St. Louis, Atlanta and Kansas City metropolitan areas.

        Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website http://www.pvtb.com.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, the effect of continued margin pressure on our earnings, deterioration in asset quality due to an economic downturn in the greater Chicago, Detroit, Milwaukee, St. Louis, Kansas City or Atlanta metropolitan areas, developments pertaining to the previously-announced employee fraud, the dollar amount of recovery, if any, on any insurance bond claim relating to the employee fraud, legislative or regulatory changes, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s or The PrivateBank—Georgia’s business or unanticipated business declines, unforeseen difficulties in the integration of The PrivateBank—Georgia or higher than expected operational costs, failure to get regulatory approval for a de novo federal savings bank in Kansas City, competition, failure to improve operating efficiencies through expense controls, and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.